Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Income Trust

We consent to the use of our reports dated May 16, 2011, with respect to Legg Mason Western Asset New Jersey Municipals Fund, Legg Mason Western Asset Pennsylvania Municipals Fund, Legg Mason Western Asset Intermediate-Term Municipals Fund and Legg Mason Western Asset New York Municipals Fund, each a series of Legg Mason Partners Income Trust, as of March 31, 2011, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

July 22, 2011